Exhibit 10.9

Execution Copy

LAND EARTH STATION SERVICES AGREEMENT

This LAND EARTH STATION SERVICES AGREEMENT (the “Agreement”) is effective as of November  29, 2000 (the “Effective Date”), between Motient Services Inc., a Delaware corporation (“Motient”), and Aether Systems, Inc., a Delaware corporation (“Aether”).

RECITALS

A.            Aether wishes to house certain land earth stations owned by Aether at Motient’s premises, and to obtain certain services related to the housing of such land earth stations by Motient, and Motient wishes to provide such space to house the land earth stations and to provide such services to Aether, on the terms and conditions stated herein.

B.            Together with this Agreement, the parties are entering into an Asset Sale Agreement of even date herewith (the “Sale Agreement”), providing for the sale by Motient to Aether of certain assets (including the land earth stations) and the assumption of certain liabilities by Aether, all in accordance with and subject to the terms and conditions set forth in the Sale Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants contained herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.             Contract Documents and Definitions

1.1           This Agreement shall consist of this Land Earth Station Services Agreement by and between Motient and Aether, including all addenda to this Agreement entered into in the manner set forth herein (each an “Addendum” and collectively the “Addenda”). This Agreement shall be interpreted wherever possible to avoid conflicts between the Sections hereof and the Addenda, provided that if such a conflict shall arise, the Addenda shall control.

1.2           Whenever it is provided in this Agreement for a matter to be mutually agreed upon by the parties and set forth in an Addendum to this Agreement, either party may initiate the process of determining such matter by submitting a proposed outline or contents of such Addendum to the other party.  Each party shall appoint a primary contact and a secondary contact for the completion of such Addendum, who shall be the contact points for every issue concerning such Addendum and who shall be informed of the progress of the project.  The names of the contacts will be exchanged in writing by the parties.  Using the contacts, the parties shall work together in good faith with such diligence as shall be commercially reasonable under the circumstances to complete such Addendum.  Upon the completion of such Addendum, it shall be set forth in a written document and executed by the parties and shall become a part of this Agreement and shall be deemed to be incorporated herein by reference.

1.3           Whenever used in this Agreement, the words and phrases listed below shall have the meanings given below, and all defined terms shall include the plural as well as the singular.  Unless otherwise stated, the words “herein,” “hereunder” and other similar words refer to this Agreement as a whole and not to a particular Section or other subdivision.  The words “included” and “including” shall not be construed as terms of limitation.

“Affiliate” of a party means the party, any entity that is directly or indirectly controlling, controlled by or under common control with the party, and the directors, officers, employees and agents of all of them, when acting in their corporate capacity.

“Confidential Information” means all information concerning the business of Motient, Aether or any third party doing business with either of them that may be obtained from any source (i) by Motient by virtue of its performance under this Agreement or (ii) by Aether by virtue of its use of the Services (as defined below).  Such information shall also include the terms of this Agreement (and negotiations and proposals from one party to the other related directly thereto), network designs and design recommendations, tools and programs, pricing, methods, processes, financial data, software, research, development, strategic plans or related information.  All such information disclosed prior to the execution of this Agreement shall also be considered Confidential Information for purposes of this Agreement.  Confidential Information shall not include information that:

(a)           is already rightfully known to the receiving party at the time it is obtained by such party, free from any obligation to keep such information confidential;

(b)           is or becomes publicly known through no wrongful act of the receiving party; or

(c)           is rightfully received by the receiving party from a third party without restriction and without breach of this Agreement.

“Effective Date” means the date set forth in the Preamble of this Agreement.

“Land Earth Station” means each of the following Standard C “store and forward” data switches serving as a gateway between the terrestrial packet data network owned by Motient Communications Company and the satellite network owned by Motient: [*] land earth stations, as well as the Application Test (AT) system used in conjunction with such land earth stations, and, in each case, including all accessory cabling and equipment used in conjunction with such land earth stations and the AT system, and all software included within such land earth stations (“Software”).

“Services” means the services provided by Motient to Aether hereunder.

* Confidential information. Information has been redacted.

2.             Floor Space and Services

2.1           Motient agrees to provide Aether with approximately [*] at Motient’s premises located at 10802 Parkridge Boulevard, Reston, Virginia (the “Reston Premises”), which shall be reasonably necessary to accommodate the Land Earth Stations, as well as to accommodate all employees of Aether who are located at the Reston Premises and whose job function involves the operation, control, maintenance, monitoring or other day-to-day interface with the Land Earth Stations. The fees and charges for providing the foregoing space shall be included within the overall fees and charges for the services to be provided hereunder, as set forth in the Addendum attached hereto.  In addition, the provision of such floor space and office space shall be subject to the additional terms and conditions set forth in the Addendum attached hereto.

If requested by Aether, Motient shall consider in good faith the feasibility of providing additional floor and office space to Aether to accommodate any additional land earth stations or related equipment, or employees, that Aether may wish to house at the Reston Premises in the future, which shall be on terms and conditions to be mutually agreed by the parties.

Motient also agrees to provide Aether with the services listed in the Addendum attached hereto, which shall be referred to in this Agreement collectively as the “Services” and individually as a “Service.”

2.2           A detailed description of any additional Services to be provided by Motient to Aether shall be set forth in an Addendum to be mutually agreed upon by the parties.  Any changes to the Services shall be mutually agreed upon by the parties and shall be set forth in an Addendum to this Agreement in the manner set forth herein.

3.             Rates and Charges

For the term of this Agreement, Motient shall charge Aether the rates and charges for the Services set forth in the Addendum to this Agreement.

4.             Invoices

4.1           The amounts due to Motient from Aether for the Services shall be paid monthly in advance on the first day of each month.  Fees for Services will be determined in accordance with an Addendum hereto.

4.2           Aether shall pay any sales, use, federal excise, utility, gross receipts, state and local surcharges, and similar taxes, charges or levies lawfully levied by a duly constituted taxing authority against or upon the Services.

* Confidential information. Information has been redacted.

5.             Term and Extensions

5.1           The initial term of this Agreement shall be thirty (30) days, commencing on the Effective Date, and shall continue in full force and effect unless terminated in accord with the provisions hereof.

5.2           The term of this Agreement shall automatically extend for consecutive thirty (30) day periods unless either party gives the other party advance written notice of such party’s intent not to extend not less than thirty (30) days, provided, in the event of a termination pursuant to this Section, Aether shall remove the Land Earth Stations, at its sole cost, within thirty (30) days of the termination of this Agreement.

6.             Termination by Aether

6.1           Aether shall have the right to terminate this Agreement, with no liability to Motient other than for charges (less any applicable credits) for Services provided prior to such termination, if:

(a)           Aether provides ten (10) days written notice of its intent to terminate in the event that Motient has failed to perform or comply with or has violated any material representation, warranty, term, condition or obligation of Motient under this Agreement, and Motient has failed to cure such failure or violation within twenty (20) days after receiving notice thereof from Aether; or

(b)           Motient becomes the subject of a voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceeding, makes an assignment for the benefit of creditors, or admits in writing its inability to pay debts when due.

6.2           In the event of Aether’s termination pursuant to this Section 6, Aether shall remove the Land Earth Stations, at its sole cost, within thirty (30) days of the termination of this Agreement.

7.             Termination by Motient

7.1           Motient shall have the right to terminate this Agreement if:

(a)           Aether has failed to pay any invoice that is not the subject of a bona fide dispute within thirty (30) days of the date on which such payment is due and Motient has provided Aether with written notice thereof, provided that Aether shall have twenty (20) days from the time it receives such notice from Motient of nonpayment to cure any such default;

(b)           Motient provides ten (10) days written notice of its intent to terminate in the event that Aether has failed to perform or comply with or has violated any material representation, warranty, term, condition or obligation of

Aether under this Agreement, and Aether has failed to cure such failure or violation within twenty (20) days after receiving notice thereof from Motient; or

(c)           Aether becomes the subject of a voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceeding, makes an assignment for the benefit of creditors, or admits in writing its inability to pay debts when due.

7.2           In the event of Motient’s termination pursuant to this Section 7, Aether shall remove the Land Earth Stations, at its sole cost, within thirty (30) days of the termination of this Agreement.

8.             Contract Managers

8.1           Aether Contract Manager. Aether shall assign a representative (the “Aether Contract Manager”) to serve as Motient’s point-of-contact for all matters concerning its performance under this Agreement.  The Aether Contract Manager shall be identified in a written notice to Motient, and the Aether Contract Manager may be changed at any time by written notice to Motient.

8.2           Motient Contract Manager. Motient shall assign a representative (the “Motient Contract Manager,” and, together with the Aether Contract Manager collectively the “Contract Managers” and each individually, a “Contract Manager”) to serve as Aether’s point-of-contact for all matters concerning its performance under this Agreement.  The Motient Contract Manager shall be identified in a written notice to Aether, and the Motient Contract Manager may be changed at any time by written notice to Aether.

9.             Rights and Obligations of Motient and Aether

9.1           Provision of the Services. Motient shall provide the Services at Motient facilities, unless otherwise stated in the Addenda.

9.2          Insurance.

9.2.1        At all times during the term of this Agreement, Aether shall maintain (i) Worker’s Compensation insurance as prescribed by the law of the state(s) in which Aether is located; (ii) employer’s liability insurance with limits of at least $300,000 for each occurrence; (iii) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; (iv) Commercial General Liability (“CGL”) insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; and (v) umbrella excess liability policy. All liability and CGL insurance shall designate Motient and its affiliates as additional insureds. All such insurance must be primary and required to respond and pay prior to any other available coverage, and shall be with an insurance carrier having an A.M. Best rating of at least A-VII.

9.2.2        Aether shall furnish to Motient, upon written request, certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing the insurance coverage referenced above, naming Motient as an additional insured.  Such certificates or other documentation shall include a proviso whereby fifteen (15) days prior written notice shall be provided to Aether prior to coverage cancellation or other material alteration by either Motient or the applicable insurer.  Such cancellation or material alteration shall not relieve Motient of its continuing obligation to maintain insurance coverage in accordance with this Section.

9.3          Representations and Warranties.

9.3.1        Motient hereby warrants that the Services will be provided in accordance with good business management practices. [*]

9.3.2        THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.          Limitations of Liability

10.1         Neither party shall be liable to the other for indirect, incidental, consequential, exemplary, reliance or special damages, including damages for lost profits, regardless of the form of action whether in contract, indemnity, warranty, strict liability or tort, including negligence of any kind with respect to the Services or other conduct under this Agreement.

10.2         Nothing contained in this Section shall limit either party’s liability to the other for (a) willful or intentional misconduct, or (b) injury or death, or damage to tangible real or tangible personal property or the environment, when proximately caused by Aether’s or Motient’s negligence or that of their respective agents, subcontractors or employees. Nothing contained in this Section shall limit Aether’s indemnification obligations under Section 13.

11.          Maintenance of Equipment and Software

11.1         Except for the Services to be provided hereunder as set forth in this Agreement and in any Addendums, Motient shall not be responsible for the operation or maintenance of the Land Earth Stations or the Software necessary to operate such Land Earth Stations. Notwithstanding the generality of the foregoing, Aether shall

* Confidential information. Information has been redacted.

be solely responsible for any and all upgrades, improvements, replacements, modifications, repairs or similar items with respect to the Land Earth Stations and the Software embedded therein. In the event that Aether uses the Land Earth Stations or any Software in a manner that impairs Aether’s use of the Land Earth Stations, Aether shall not be excused from payment for such use.

11.2         The floor and office space housing the Land Earth Stations is provided to Aether on an “As Is, Where Is” basis, in the current configuration.  If Aether wishes to re-configure the Land Earth Stations, or employee work stations or any other aspect of the floor or office space provided hereunder, Aether shall be solely responsible for the costs associated with such re-configuration.  Any such re-configuration shall be contained substantially within the same floor space and office space in which the Land Earth Stations are currently housed. Aether and its employees shall comply with all applicable guidelines, policies, procedures and similar rules established by Motient with respect to the use of the Reston Premises and/or the Land Earth Stations.

12.          Confidentiality

12.1         During the term of this Agreement and for a period of three (3) years from the date of its expiration or termination (including all extensions thereof), each party agrees to maintain in strict confidence all Confidential Information.  Neither party shall, without prior written consent of the other party, use the other party’s Confidential Information for any purpose other than for the performance of its duties and obligations, and the exercise of its rights, under this Agreement.  Each party shall use, and shall cause all authorized recipients of the other party’s Confidential Information to use, the same degree of care to protect the other party’s Confidential Information as it uses to protect its own Confidential Information, but in any event not less than a reasonable degree of care.

12.2         Notwithstanding Section 12.1, either party may disclose the Confidential Information of the other party to: (a) its employees and the employees, directors and officers of its Affiliates as necessary to implement this Agreement; (b) employees, agents or representatives of the other party; or (c) other persons (including counsel, consultants, lessors or managers of facilities or equipment used by such party) in need of access to such information for purposes specifically related to either party’s responsibilities under this Agreement, provided that the party making the disclosure of Confidential Information under clause (c) shall be responsible for assuring that the recipient of such information shall hold it in strict confidence.

12.3         Upon the request of the party having proprietary rights to Confidential Information, the party in possession of such information shall promptly return it (including any copies, extracts and summaries thereof, in whatever form and medium recorded) to the requesting party or, with the other party’s written consent, shall promptly destroy it and provide the other party with written certification of such destruction.

12.4         Either party may request in writing that the other party waive all or any portion of the requesting party’s responsibilities relative to the other party’s Confidential Information.  Such waiver request shall identify the affected information and the nature of the proposed waiver.  The recipient of the request shall respond within a reasonable time and, if it determines, in its sole discretion, to grant the requested waiver, it will do so in writing over the signature of an employee authorized to grant such request.

12.5         Motient and Aether acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be difficult to determine, thus potentially making any remedy at law or in damages inadequate.  Each party, therefore, agrees that the other party shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Section and for any other appropriate relief.  This right shall be in addition to any other remedy available in law or equity.

12.6         A party requested or ordered by a court or other governmental authority of competent jurisdiction to disclose another party’s Confidential Information shall notify the other party in advance of any such disclosure and, absent the other party’s consent to such disclosure, use its best efforts to resist, and to assist the other party in resisting, such disclosure. A party providing another party’s Confidential Information to a court or other governmental authority shall use its best efforts to obtain a protective order or comparable assurance that the Confidential Information so provided will be held in confidence and not further disclosed to any other person, absent the owner’s prior consent.

12.7         Nothing contained herein shall preclude either party from disclosing the terms of this Agreement if required to satisfy its public disclosure obligations under securities law.

13.          Indemnifications

Aether will indemnify and hold harmless Motient from and against all loss, liability, damage and expense, including reasonable attorneys’ fees, caused by (1) claims for libel, slander, invasion of privacy or infringement of copyright and invasion and/or alteration of private records or data arising from any information, data or message transmittal over the Land Earth Stations, or (2) any breach of the terms and conditions of this Agreement or any breach of Motient’s policies, rules and procedures applicable to Aether and/or its employees with respect to the use of the Reston Premises.

14.          Assignment

Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which the other party may grant or withhold in its sole discretion; provided, that no prior consent shall be required in connection with the assignment and transfer of this Agreement by Motient to Motient Satellite Ventures

LLC (or its successor) (“MSV”) in connection with the transfer of Motient’s satellite communications business as an entirety to MSV.  No assignment of this Agreement shall relieve either party of any obligations hereunder. Any attempted assignment in violation of this Section shall be void.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

15.          Force Majeure

15.1         In no event shall either party be liable to the other for any failure to perform hereunder that is due to war, riots, embargoes, strikes or other concerted acts of workers (whether of a party hereto or of others), casualties, accidents or other causes to the extent that such failure and the consequences thereof are reasonably beyond the control and without the fault or negligence of the party claiming excuse.  Each party shall, with the cooperation of the other party, use reasonable efforts to mitigate the extent of any failure to perform and the adverse consequences thereof.

15.2         If Motient cannot promptly provide a suitable temporary Motient alternative to a Service subject to an interruption in connection with the existence of a force majeure condition, Aether may, at its option and at its own cost, contract with one or more third parties for any or all affected Services for the shortest commercially available period likely to cover the reasonably expected duration of the interruption, and may suspend Motient’s provision of such Services for such period.  Motient shall not charge Aether for any Services thus suspended during the period of suspension.  Motient shall resume provision of the suspended Services upon the later of the termination or expiration of Aether’s legally binding commitments under contracts with third parties for alternative services or the cessation or remedy of the force majeure condition.

15.3         In the event that a force majeure condition shall continue for more than ten (10) days, Aether may cancel the affected Services with no further liability to Motient other than for Services received by Aether prior to the occurrence of the force majeure condition.

16.          Modifications.

No modification, amendment or supplement to this Agreement or any of its provisions shall be binding upon the parties unless made in writing and signed by an authorized representative of the party against whom enforcement thereof is sought.  A failure or delay of either party to enforce any of the provisions of this Agreement, or to require the performance of any provision hereof shall in no way be construed to be a waiver of such provision.

17.          Notices

All notices or other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be sufficiently given if delivered, in the case of disputes arising under this Agreement, by facsimile transmission (with confirmation of receipt), by registered mail or commercial overnight courier service, or, in all other cases, by first class mail, addressed as follows:

If to Motient:	Motient Services Inc. 10802 Parkridge Boulevard Reston, VA 20191 Attention: Chief Technical Officer

With a copy to:

General Counsel

If to Aether:	Aether Systems, Inc. 11460 Cronridge Drive Owings Mills, MD 21117 Attention: Frank Briganti

With a copy to:

General Counsel

Either party may from time to time designate another address by notice to the other party in compliance with this Section.  Any notice or other communication shall be deemed to be given when received or when delivery is refused.

18.          Headings

The headings in this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

19.          Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the unaffected provisions of this Agreement shall be unimpaired and remain in full force and effect. Aether and Motient shall negotiate in good faith to substitute for such invalid, illegal or unenforceable provision a mutually acceptable provision consistent with the original intention of the parties.

20.          Governing Law

This Agreement shall be governed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the Commonwealth of Virginia, without regard to the principles thereof relating to the choice of law.

21.          Entirety of Agreement

This Agreement, together with all Addenda attachments hereto and thereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements, promises, representations, understanding and negotiations between the parties, whether written or oral with respect thereto.

22.          Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURES BEGIN ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have caused this Agreement to be executed as of the date first above written:

MOTIENT SERVICES INC.

By
Name:
Title:

AETHER SYSTEMS, INC.

By
Name:
Title:

ADDENDUM TO LAND EARTH STATIONS SERVICES AGREEMENT

Services provided by Motient to Aether:

In addition to the floor space and office space and Services described in the Agreement, Motient shall provide Aether with the following additional Services:

•      Motient shall house the Land Earth Stations in a clean, secure, air conditioned, and monitored environment, maintained at appropriate temperature and humidity levels, to be mutually agreed by the parties.

•      Motient shall provide competent janitorial services to clean the Land Earth Stations and surrounding work areas, consistent with cleaning standards and procedures applicable to Motient’s other network operations center (NOC) equipment and facilities.

•      The Land Earth Stations shall be located in premises that have adequate infrastructure and back-up resources in the form of an uninterrupted power supply (“UPS”) and battery, diesel and standby generator support. The UPS power shall include both AC and DC power.

•      Motient will maintain reasonable security measures to prevent unauthorized persons from entering the premises housing the Land Earth Stations, including signage indicating that access is restricted to authorized personnel.

•      Motient will provide a reasonable amount of additional space in the Reston Premises for the storage of Aether-owned equipment related to or used in connection with the Land Earth Stations, such as cabling, test and repair equipment, spare parts, manuals, diskettes, tapes, etc.

•      Aether employees assigned to the Reston Premises who work on the Land Earth Stations shall be afforded 24-hour access to the Reston Premises, but shall be required to abide by Motient’s general security and building access rules and regulations. Aether shall periodically notify Motient in writing of the names of all Aether employees assigned to work at the Reston Premises or who otherwise are authorized to have access to the Land Earth Stations.

•      Motient will install, at Aether’s expense, a telephone and phone line within close range of the Land Earth Stations, to enable Aether and its employees to make long distance and local calls directly from the Reston Premises.

•      Motient will provide Aether with general RF Engineering support and regulatory/frequency planning support in connection with Aether’s operation and maintenance of the Land Earth Stations, to enable Aether to ensure adequate connectivity of the Land Earth Stations to the Motient satellite and terrestrial networks; provided, that the provision of such support shall not interfere with Motient’s (or its employees’) ability to conduct its own business in the ordinary course.

•      Motient will make reasonable efforts to assist Aether with the periodic inspection of the Land Earth Stations.

•      Motient will advise Aether, when practicable at least 36 hours in advance, of any activity in relation to the Land Earth Stations or the Reston Premises or a portion thereof, which could reasonably be anticipated to result in an interruption of power to the Land Earth Stations.

•      Motient will advise Aether by telephone within 30 minutes after Motient discovers any interruption of power, abnormal conditions, change in the environmental conditions in the Reston Premises or other condition which affects, or potentially affects, the Land Earth Stations or the supply of power thereto; provided, that such notice shall be deemed to have been provided if Motient so notifies any of the Aether employees then located on the Reston Premises.

•      Motient and Aether intend that the Land Earth Stations, whether or not physically attached to the Reston Premises, shall not be construed to be fixtures for the purpose of Motient’s lease for the Reston Premises, but, rather, are moveable equipment and trade fixtures of Aether.

•      Aether may at any time remove the Land Earth Stations, at its sole cost, and with reimbursement to Motient for the costs of any damage or interruption caused by such removal.

Fees:

•      [*]

* Confidential Information. Information has been redacted.